EXHIBIT 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO GENOCEA BIOSCIENCES, INC. IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED LICENSE AGREEMENT
This Amended and Restated License Agreement (“Agreement”) is entered into as of this 19th day of November, 2012 (the “Amended and Restated Effective Date”), by and between Genocea Biosciences, Inc., a company formed under the laws of the State of Delaware, having a place of business at Cambridge Discovery Park, 100 Acorn Park Drive, 5th Floor, Cambridge, MA 02140 (“Licensee”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Holyoke Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”).
WHEREAS, Harvard is the owner of the Patent Rights and Harvard Technology Transfer Materials (as defined below) and has the right to grant licenses thereunder; and
WHEREAS, Harvard desires to have products developed and commercialized under such patent rights and materials to benefit the public; and
WHEREAS, Licensee has represented to Harvard, in order to induce Harvard to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop and commercialize products based on the Patent Rights and Harvard Technology Transfer Materials;
WHEREAS, Harvard and Licensee previously entered into that certain License Agreement, dated November 30, 2007 (the “Original Effective Date”), pursuant to which Licensee obtained a license under the Patent Rights and Harvard Technology Transfer Materials (the “Original Agreement”); and
WHEREAS, the parties now desire to modify their arrangements under the Original Agreement, all on the terms and conditions set forth herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

80198190_1

0. Amendment and Restatement.
Licensee and Harvard hereby agree that, effective as of the Amended and Restated Effective Date, the Original Agreement is hereby amended and restated in its entirety as set forth in this Agreement, and the Original Agreement shall be of no further force or effect from and after the Amended and Restated Effective Date, except as expressly provided herein, provided, that nothing in this Agreement shall affect the rights and obligations of the parties under the Original Agreement with respect to periods prior to the Amended and Restated Effective Date, all of which shall survive in accordance with their terms.

1.	Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, shall have the meanings specified below.
1.1 “Affiliate” shall mean, with respect to an entity, any person, organization or entity controlling, controlled by or under common control with, such entity. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage shall be substituted in the preceding sentence.
1.2 “Calendar Quarter” shall mean each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.
1.3 “Development Milestones” shall mean the development and commercialization milestones set forth in Exhibit 1.3 hereto, as such milestones may be adjusted pursuant to Section 3.4.

80198190_1

1.4 “Development Plan” shall mean the plan for the development and commercialization of Licensed Products attached hereto as Exhibit 1.4, as such plan may be adjusted from lime to time pursuant to Section 3.2.
1.5 “Direct Development Costs” shall mean the costs incurred, on a cash basis, by Licensee with respect to the development of Licensed Products in accordance with the Development Plan, such as:
1.5.1 Costs for development activities conducted to procure data necessary for regulatory filings to obtain marketing approval from a Regulatory Authority, including, but not limited to, research, formulation development and testing, clinical development activities, data management, toxicology and planning and execution of clinical trials;
1.5.2 costs for regulatory filings necessary to obtain marketing approval from a Regulatory Authority;
1.5.3 insurance premiums paid for commercial insurance to the extent such insurance directly relates to development activities conducted pursuant to the Development Plan (i.e., if insurance covers risks other than risks related to development of the Licensed Product, then only an appropriate portion of such premiums shall be included); and
1.5.4 capital expenditures to the extent directly attributable to the development of Licensed Products.
1.5.5 the fully burdened costs of labor for the percentage of the individuals’ time spent on such development activities.
To the extent a cost is associated with activities in addition to development of Licensed Products then only the appropriate portion of such costs devoted to the development of Licensed Products shall be included as Direct Development Costs.
1.6 “FDA” shall mean the United States Food and Drug Administration.
1.7 “Harvard Technology Transfer Materials” shall mean the protocols and other materials listed in Exhibit 1.7 hereto, as such Exhibit may be supplemented and updated from time to time by mutual written agreement of the parties. Effective upon each such agreement by the parties, Exhibit 1.7 shall be amended automatically to include any such additional protocols and other materials. Within thirty (30) days after the Original Effective Date, Harvard shall deliver the initial set of Harvard Technology Transfer Materials to Licensee.

80198190_1

1.8 “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption or similar application or submission for approval to conduct human clinical investigations filed with a Regulatory Authority.
1.9 “Infringed Patent” shall mean (a) an issued and unexpired patent that has not been abandoned, held invalid, revoked, held or rendered unenforceable or lost through an interference proceeding, and (b) a pending claim of a pending patent application that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling, and (iii) has not been pending for more than five (5) years; which in either case would be infringed by the identification, discovery, development, manufacture, use or sale of a Licensed Product.
1.10 “Initiation” or “Initiate” shall mean, with respect to a Phase I Clinical Trial, a Phase II Clinical Trial or a Phase III Clinical Trial, the administration of the first dose to the first patient in such clinical trial.
1.11 “Licensed Method” shall mean any method, the practice of which would, but for the grant of rights hereunder, infringe a Valid Claim (in the case of a Valid Claim that has not yet issued, assuming that such Valid Claim has issued).
1.12 “Licensed Product” shall mean any Type I Licensed Product or any Type II Licensed Product.
     1.13 “Licensed Services” shall mean any service provided for or on behalf of a third party on a fee-for-service basis that entails the practice of a Licensed Method.
1.14 “Net Sales” shall mean the gross amount invoiced by or on behalf of Licensee, its Affiliates and Sublicensees (in each case, the “Invoicing Entity”) on sales, leases or other transfers of Licensed Products, less the following to the extent applicable on such sales, leases or other transfers of Licensed Products and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight charges that are paid by or on behalf of the Invoicing Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that:
1.14.1 in the event that an Invoicing Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of Invoicing

80198190_1

Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business; and
1.14.2 sales of Licensed Products by an Invoicing Entity to its Affiliate or Sublicensee for resale by such Affiliate or Sublicensee shall not be deemed Net Sales. Instead, Net Sales shall be determined based on the gross amount invoiced by such Affiliate or Sublicensee on resale of Licensed Products to a third party purchaser.
Notwithstanding the foregoing, the following shall not be included in Net Sales: (1) Licensed Products provided by Licensee, its Affiliates or Sublicensees for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no charge to eligible patients provided that Licensee, its Affiliates, or Sublicensees receive no consideration from such clinical trials or not-for-profit foundation for such use of Licensed Products and (2) Licensed Products used as samples to promote additional Net Sales, in amounts consistent with normal business practices of Licensee, its Affiliates or Sublicensees, provided that Licensee, its Affiliates, or Sublicensees receive no consideration for such samples.
Further, Net Sales shall be adjusted as follows:
In the event a Licensed Product is [* * *] as defined below, Net Sales of the [* * *], where [* * *]. If, in a specific country, the relevant Licensed Product is [* * *] in such country. As used above, the term [* * *] means [* * *]. Without limiting any of the foregoing, Net Sales shall be determined in accordance with normally accepted accounting principles, such as GAAP, IFRS or similar accounting principles, on a basis consistent with the audited consolidated financial statements of Licensee, its Affiliates, or its Sublicensees, as applicable.
     1.15 “Non-Royalty Sublicense Income” shall mean any payments or other consideration that Licensee or any of its Affiliates receives in connection with a Sublicense, other than royalties based on Net Sales or Service Income or the receipt of a portion of profits derived from the sale of Licensed Products or the performance of Licensed Services. In the event that Licensee or an Affiliate of Licensee receives non-cash consideration in connection with a Sublicense or in the case of transactions not at arm’s length, Non-Royalty Sublicense Income shall be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business. Non-Royalty Sublicense Income shall not include (a) amounts received from a Sublicensee that are committed to cover future industry standard, fully burdened costs to be incurred by Licensee or any of its Affiliates in the performance of research and development activities to be performed by Licensee or any of its Affiliates under a Sublicense agreement in connection with a Licensed Product or a product expected to become a Licensed Product, (b) equity investments in Licensee to the extent such payment reflects the fair market value of such securities, (c) amounts received from a Sublicensee in connection with a bona fide, fully repayable, market rate loan made by Sublicensee to Licensee, (d) the attributed value of any cross-license granted by a Sublicensee to

80198190_1

Licensee to the extent such cross-license provides Licensee with freedom to operate with respect to a Licensed Product or a product expected to become a Licensed Product (but not excluding any consideration actually received from such Sublicensee on account of such cross-license), (e) payments made to reimburse Licensee for any amounts paid by it to Harvard under Section 6.2 of this Agreement or (1) payments made to reimburse Licensee for the costs of Licensee’s full time equivalents who market and promote Licensed Products and Licensed Services and sell Licensed Products, which reflect the fair market value of such services and are substantiated by any report delivered by Licensee to any such Sublicensee to claim such reimbursement.

1.16 “Patent Rights” shall mean, in each case to the extent owned and controlled by Harvard: (a) the patent applications listed on Exhibit 1.15; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); and (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d).
1.17 “Phase I Clinical Trial” shall mean a clinical trial in any country involving the initial introduction of an investigational new drug into humans, typically designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the United States, “Phase I Clinical Trial” means a human clinical trial that satisfies the requirements of 21 C.F.R. § 312.21(a).

1.18 “Phase II Clinical Trial” shall mean a human clinical trial in any country conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and, possibly, to determine the common short-term side effects and risks associated with the drug. In the United States, “Phase II Clinical Trial” means a human clinical trial that satisfies the requirements of 21 C.F.R. § 312.21(b).
1.19 “Phase III Clinical Trial” shall mean a human clinical trial in any country, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of the drug under evaluation has been obtained, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the

80198190_1

drug and to provide an adequate basis for physician labeling. In the United Slates, “Phase III Clinical Trial means a human clinical trial that satisfies the requirements of 21 C.F.R. § 312.21(c).
1.20 “Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing and/ marketing of a Licensed Product, including, in the United States, the FDA.
1.21 “Service Income” shall mean the gross amount invoiced by or on behalf of an Invoicing Entity (as defined in Section 1.14) for the performance of Licensed Services; provided that:
1.21.1 in any performance of Licensed Services by an Invoicing Entity for its Affiliate, Service Income shall be equal to the fair market value of the Licensed Services performed, assuming an arm’s length transaction made in the ordinary course of business; and
1.21.2 in the event that an Invoicing Entity received non-case consideration for any Licensed Services or in the case of transactions not at arm’s length with a non-Affiliate of Invoicing Entity, Service Income shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.
1.22 “Sublicense” shall mean: (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity (or by a Sublicensee to or with a further Sublicensee in accordance with Section 2.3.2.4), under or with respect to or authorizing any use of any of the Patent Rights, or otherwise authorizing the development, manufacture, marketing, distribution, use and/or sale of Licensed Products or the performance of Licensed Services; or (b) any option or other right granted by Licensee to any other person or entity (or by a Sublicensee to or with a further Sublicensee in accordance with Section 2.3.2.4) to negotiate for or receive any of the rights described under clause (a), including in connection with a standstill agreement; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.
1.23 “Sublicensee” shall mean any person or entity granted a Sublicense, other than an Affiliate.

1.24 “Third Party Proposed Product” shall mean a Type II Licensed Product for vaccination against or treatment of an organism or disease for which Licensee is not developing or commercializing a Licensed Product.

80198190_1

1.25 “Type I Licensed Product” shall mean any product, the manufacture, use, sale, marketing or importation of which falls within the scope of a Valid Claim in the country in which it is manufactured, used, sold, marketed or imported.
1.26 “Type II Licensed Product” shall mean any product that is not a Type I Licensed Product, but is identified or discovered through the use of a Licensed Method.
1.27 “Valid Claim” shall mean: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) lost through an interference proceeding; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith, (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling, and (iii) has not been pending for more than five (5) years from the date of issuance of the first substantive patent office action considering the patentability of such claim by the applicable patent office in such country (at which time such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes a claim of an issued patent).

2.	License Grants.
2.1 Licenses.
2.1.1 Exclusive License. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee an exclusive, worldwide, royalty-bearing license, sublicensable solely in accordance with Sections 2.2 and 2.3, under the Patent Rights solely (a) to identify, discover, develop, make, have made, use, market, offer for sale, sell, have sold and import Type I and Type II Licensed Products and (b) to perform Licensed Services; provided, however, that:
2.1.1.1 Harvard shall retain the right to make and use Type I and Type II Licensed Products, and to grant licenses to other not-for-profit research organizations the right to make and use Type I Licensed Products, for internal research, teaching and other educational purposes and not for the purpose of commercial manufacture, distribution or provision of services for a fee; and
2.1.1.2 the United States federal government shall retain rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this

80198190_1

Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. shall be subject to modification as may be required to conform to the provisions of those statutes and regulations.
2.1.2 Non-Exclusive License. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee a non-exclusive, worldwide, license under its rights in and to the Harvard Technology Transfer Materials solely for use in identifying, discovering, developing, making, having made, using, marketing, offering for sale, selling, having sold and importing any Type I Licensed Product or Type II Licensed Product. Notwithstanding anything contained herein or in any other agreement to the contrary, ownership of inventions discovered or invented using the Harvard Technology Transfer Materials shall follow inventorship and inventorship shall be determined in accordance with United States patent law; provided, however, that Licensee’s ownership of any such discovery or invention shall not affect its obligations under this Agreement, including its obligations under Section 4.5.2.
2.2 Sublicenses to Affiliates. The licenses granted to Licensee under Section 2.1 shall include the right to have some or all of Licensee’s rights or obligations under this Agreement performed or exercised by one or more of Licensee’s Affiliates (for so long each such Affiliate remains an Affiliate of Licensee), provided that:
2.2.1 no such Affiliate shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights or the Harvard Technology Transfer Materials, including any right to develop, manufacture, market or sell Licensed Products or to practice Licensed Methods unless Licensee has assigned the rights under this Agreement to such Affiliate pursuant to Section 11.12 because, in such event, such Affiliate will be the Licensee under this Agreement; and
2.2.2 any act or omission taken or made by an Affiliate of Licensee under this Agreement shall be deemed an act or omission by Licensee under this Agreement.
2.3 Other Sublicenses.
2.3.1 Sublicense Grant. Licensee shall be entitled to grant Sublicenses to Sublicensees under the license granted pursuant to Section 2.1.1 subject to the terms of this Section 2.3. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. Such Sublicenses shall only be made for consideration and in bona-fide arm’s length transactions.
2.3.2 Sublicense Agreements. Sublicenses under this Section 2.3 shall be granted only pursuant to written agreements, which shall be subject to and consistent with the terms and

80198190_1

conditions of this Agreement. Such Sublicense agreements shall contain, among other things, provisions to the following effect:
             2.3.2.1 all provisions necessary to ensure Licensee’s ability to comply with Licensee’s obligation under or not violate the provisions of Sections 4.4, 4.5, 4.6, 5.1, 5.3, 5.4, 8.1 and 11.1;
2.3.2.2 a section substantially the same as Article 9 (Indemnification), which also shall state that the Indemnitees (as defined in Section 9.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;
2.3.2.3 in the event of termination of the license set forth in Section 2.1.1 above (in whole or in part (e.g., termination of the license as to a Licensed Product or in a particular country)), any existing Sublicense shall terminate to the extent of such terminated license; provided, however, that, for each Sublicensee, upon termination of the license, if the Sublicensee is not then in breach of the Sublicense agreement such that Licensee would have the right to terminate such Sublicense agreement, such Sublicensee shall have the right to obtain a license from Harvard on the same terms and conditions as set forth herein, which shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement, provided that (a) the scope of the license granted directly by Harvard to such Sublicensee shall be coextensive with the scope of the license granted by Licensee to such Sublicensee, (b) if the Sublicense granted to such Sublicensee was non-exclusive, such Sublicensee shall not have the right to participate in the prosecution or enforcement of the Patent Rights under the license granted to it directly by Harvard and (c) if there are more than one Sublicensee, each Sublicensee that is granted a direct license shall be responsible for a pro rata share of the reimbursement due under Section 6.2.3 of this Agreement (based on the number of direct licenses under the Patent Rights in effect on the date of reimbursement);
2.3.2.4 the Sublicensee shall only be entitled to sublicense its rights under such Sublicense agreement on the terms set forth in this Section 2.3; and
2.3.2.5 the Sublicensee shall not be entitled to assign the Sublicense agreement without the prior written consent of Harvard, except that Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing in a manner reasonably satisfactory to Harvard to be bound by the terms of such Sublicense agreement.
2.3.3 Delivery of Sublicense Agreement. Licensee shall furnish Harvard with a fully executed copy, redacted with respect to matters not relevant to Harvard’s interests, of any such

80198190_1

Sublicense agreement or further Sublicense agreement under Section 2.3.2.4, promptly after its execution. Harvard shall keep all such Sublicense agreements and their terms confidential and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.
         2.3.4 Breach by Sublicensee. During the term of this Agreement, Licensee shall be responsible for any breach of a Sublicense agreement by a Sublicensee (or further Sublicense agreement under Section 2.3.2.4) that results in a material breach of this Agreement. Licensee may elect (a) to cure such breach in accordance with Section 10.2.3.1 of this Agreement or (b) to enforce its rights by terminating such Sublicense agreement in accordance with the terms thereof. Licensee shall indemnify Harvard for, and hold it harmless from, any and all damages or losses caused to Harvard as a result of any such breach by a Sublicensee or further Sublicensee.
2.4 Improvements. In the future event that Harvard owns and controls patents and/or patent applications (a) for which one of the inventors is Dr. Darren Higgins or Dr. Michael Starnbach, (b) that are not Patent Rights and (c) that include claims that are dominated by any Valid Claims, Licensee may notify Harvard in writing that it wishes to obtain a license under such patents and/or patent applications solely with respect to those claims that are dominated by such Valid Claims. Harvard will grant Licensee a license under such claims by amending this Agreement to include such claims in the definition of Patent Rights if (i) Harvard is not, at the time of its receipt of Licensee’s notice, subject to any legal or pre-existing contractual obligations or restraints that would prevent it from granting the requested license and (ii) the inventor(s) do(es) not reasonably object to the grant of the requested license. Licensee shall not be required to pay any additional upfront consideration for such license, except for a license issuance fee to be agreed upon by the parties. The other financial terms of this Agreement (e.g., maintenance fees, milestone payments, royalty payments and payments on account of Non-Royalty Sublicense Income) will apply to the requested license.
2.5 [†].
2.6 No Other Grant of Rights. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.

3.	Development and Commercialization.

80198190_1

3.1 Diligence. Licensee shall use commercially reasonable efforts and shall cause its Sublicensees to use commercially reasonable efforts: (a) to develop Licensed Products in accordance with the Development Plan; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market. In addition, Licensee, by itself or through its Affiliates or Sublicensees, also shall achieve each of the Development Milestones referenced in the then-current version of Exhibit 1.3 within the time periods specified therein. Harvard’s right to take any action against Licensee in connection with a failure to achieve any such Development Milestones shall be limited to those rights set forth in Section 3.4 or, if and to the extent applicable, Section 10.2.3. The parties acknowledge and agree that if Licensee, by itself or through its Affiliates or Sublicensees, meets its obligations in the preceding sentence then Licensee will be deemed to have also met its development obligations under (a) above.
3.2 Modification of Development Plan. Licensee may modify the then applicable Development Plan from time to time to improve Licensee’s ability to meet the Development Milestones.
3.3 Reporting. Within sixty (60) days after the end of each calendar year. Licensee shall furnish Harvard with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including without limitation: (a) research and development activities; (b) commercialization efforts; and (c) marketing efforts. Each report shall contain a description of Licensee’s efforts in compliance with its obligations under Section 3.1, and a discussion of intended efforts for the then current year. Together with each report. Licensee shall provide Harvard with a copy of the then current Development Plan.
3.4 Failure. If Licensee believes that it will not achieve one or more Development Milestones with respect to Licensed Products, it may notify Harvard in writing in advance of the relevant deadline. Licensee shall include with such notice an explanation of the reasons for such failure, a proposal for extending and/or amending the relevant milestone(s), and a detailed written plan for promptly achieving such extended and/or amended milestone(s). If Licensee does not provide Harvard with a reasonable explanation of its failure to meet the relevant Development Milestone(s) (and lack of finances shall not constitute reasonable basis for such failure) or does not provide Harvard with a reasonable proposed extension and/or amendment, Harvard may notify Licensee in writing of Licensee’s failure to meet the relevant Development Milestone(s) and, in such event, shall allow Licensee ninety (90) days to cure such failure. Subject to the last sentence of this section, Licensee’s failure to cure within such ninety (90) day period shall constitute a material breach of this Agreement (a ‘‘Development Breach”) entitling Harvard to proceed solely under this Section 3.4. In the event of a Development Breach where the relevant Development Milestone pertains to

80198190_1

a Type I Licensed Product, Harvard shall have the right, in lieu of its rights under Section 10.2.3, to terminate the licenses granted in this Agreement only as they apply to Type I Licensed Products. In the event Licensee (a) commits a Development Breach with respect to two Type II Licensed Products or (b) commits a Development Breach with respect to one Type II Licensed Product after already having committed a Development Breach with respect to a Type I Licensed Product, Harvard shall have the right, in lieu of its rights under Section 10.2.3, only to convert the license granted in Section 2.1.1 as it applies to Type II Licensed Products and Licensed Services into a non-exclusive, non-transferable, worldwide license (without the right to sublicense). Notwithstanding the foregoing, if Licensee does provide Harvard with an explanation of its failure to meet the relevant Development Milestone(s) and a proposed extension and/or amendment that is reasonably acceptable to Harvard, Exhibit 1.3 shall be amended automatically to incorporate such extension and/or amendment, as applicable. For clarity, if and only if Licensee fails to achieve a Development Milestone and does not avail itself of any aspect of the procedure set forth in this Section 3.4 (e.g., by failing to notify Harvard in accordance with the first sentence of this Section 3.4), such failure to achieve the Development Milestone shall be a material breach that entitles Harvard to proceed under Section 10.2.3.

4.	Consideration for Grant of License
4.1 Equity.
4.1.1 Grant. As partial consideration for the licenses granted hereunder, within thirty (30) days after the Original Effective Date, Licensee shall issue to Harvard such amount of common stock of Licensee that constitutes [* * *] of the outstanding common stock of Licensee, on a Fully Diluted Basis, after giving effect to such issuance (the “Shares”). “Fully Diluted Basis” shall mean, as of the Original Effective Date, the number of shares of common stock of Licensee then outstanding (assuming conversion of all outstanding stock other than common stock into common stock) plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then outstanding convertible securities, options, rights or warrants of Licensee (which shall be determined without regard to whether such securities arc then vested, exercisable or convertible). Harvard acknowledges that all certificates representing the shares described in this Section may bear customary securities legends requiring compliance with the Securities Act of 1933 and related slate securities laws upon any transfer of such shares.
4.1.2 Representations and Warranties. Licensee hereby represents and warrants to Harvard that:

80198190_1

4.1.2.1 the capitalization table attached hereto as Exhibit 4.1.2.1 (the “Cap Table”) sets forth all of the outstanding capital stock of Licensee on a Fully-Diluted Basis as of the Original Effective Date;
4.1.2.2 other than as set forth in the Cap Table, as of the Original Effective Date, there were no outstanding shares of capital stock, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee and there were no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of Licensee or under which Licensee was obligated to issue any of its securities; and
4.1.2.3 the Shares, when issued pursuant to the terms of the Original Agreement, became, upon such issuance, duly authorized, validly issued, fully paid and nonassessable.
4.2 License Fee. As partial consideration for the licenses granted hereunder, Licensee shall pay Harvard a non-refundable license fee of [* * *] within thirty (30) days after the Original Effective Date. The license fee paid under this Section 4.2 shall be creditable against any amount that is payable to Harvard under Section 4.6 on account of an upfront sublicense fee or milestone payment paid by a Sublicensee to Licensee.
4.3 License Maintenance Fees. As partial consideration for the licenses granted hereunder, Licensee shall pay Harvard non-refundable annual license maintenance fees as follows:
4.3.1 [* * *] due and payable on the first anniversary of the Original Effective Date;
4.3.2 [* * *] due and payable on the second anniversary of the Original Effective Date;
4.3.3 [* * *] due and payable on the third anniversary of the Original Effective Date; and
4.3.4 [* * *] for Type I Licensed Products and [* * *] for Type II Licensed Products due and payable on the fourth anniversary of the Original Effective Date and on each subsequent anniversary of the Original Effective Date during the Term.
Each license maintenance fee paid under this Section 4.3 shall be creditable against the royalties that are payable to Harvard under Section 4.5.
4.4 Milestones.

80198190_1

4.4.1 As partial consideration for the licenses granted hereunder, Licensee shall pay Harvard the following milestone payments as specified in Section 4.4.2, regardless of whether such milestone is achieved by Licensee, its Affiliate or a Sublicensee:
4.4.1.1 [* * *] upon [* * *] with respect to the first Type I Licensed Product;
4.4.1.2 [* * *] upon [* * *] with respect to the first Type I Licensed Product;
4.4.1.3 [* * *] upon [* * *] with respect to the first Type I Licensed Product; and
4.4.1.4 [* * *] upon the [* * *] with respect to the first Type I Licensed Product.
With respect to the first three (3) Type II Licensed Products to achieve a milestone set forth above, Licensee shall pay Harvard thirty three percent (33%) of the amount due with respect to a Type I Licensed Product for meeting the same milestone. With respect to each subsequent Type II Licensed Product to achieve such milestone, Licensee shall pay Harvard sixteen and one half percent (16.5%) of the amount due with respect to a Type I Licensed Product for meeting the same milestone.
4.4.2 Licensee shall notify Harvard in writing within thirty (30) days following the achievement of each milestone described in Section 4.4.1, and shall make the appropriate milestone payment within thirty (30) days after the achievement of such milestone.
4.4.3 The milestones set forth in Section 4.4 are intended to be successive. In the event that a Licensed Product is not required to undergo the testing or other event associated with a particular milestone (“Skipped Milestone”), such Skipped Milestone shall be deemed to have been achieved upon the achievement by such Licensed Product of the next successive milestone (“Achieved Milestone”). Subject to Section 4.4.2, payment for any Skipped Milestone that is owed in accordance with the provisions of this Section 4.4.3 shall be due within thirty (30) days after the achievement of the Achieved Milestone.
4.4.4 Each milestone payment made under this Section 4.4 shall be creditable against any amount that is payable to Harvard under Section 4.6 on account of any amount paid by a Sublicensee to Licensee for upfront or milestone payments.
4.5 Royalties.

80198190_1

4.5.1 Type I Licensed Products. As partial consideration for the license granted under Section 2.1.1, Licensee shall pay Harvard an amount equal to the following percentages of Net Sales with respect to Type I Licensed Products and of Service Income:
4.5.1.1 for Net Sales and Service Income by Licensee and its Affiliates, [* * *] of such Net Sales and Service Income: and
4.5.1.2 for Net Sales and Service Income by a Sublicensee, the greater of (a) [* * *] of such Net Sales and Service Income and (b) [* * *] of royalties payable by such Sublicensee to Licensee on account of such Net Sales and Service Income.
4.5.2 Type II Licensed Products. As partial consideration for the license granted under Section 2.1.2, Licensee shall pay Harvard an amount equal to the following percentages of Net Sales with respect to Type II Licensed Products:
4.5.2.1 for Net Sales by Licensee and its Affiliates, [* * *] of such Net Sales; and
4.5.2.2 for Net Sales by a Sublicensee, the greater of (a) [* * *] of such Net Sales and (b) [* * *] of royalties payable by such Sublicensee to Licensee on account of such Net Sales.Such royalties shall be payable under this Agreement on a Licensed Product by Licensed Product and country by country basis until [* * *] have passed since the date of [* * *] in each such country.
4.5.3 Third Party Royalty Set Off. In the event that Licensee or a Sublicensee is required to obtain a license from a third party to an Infringed Patent in order to identify, discover, develop, manufacture, use or sell a Type I or Type II Licensed Product, and Licensee or a Sublicensee obtains such a license after arm’s length negotiations, Licensee may offset [* * *] of any royalties paid under such third party license with respect to sales of Type I or Type II Licensed Products against the royalty payments that are due to Harvard pursuant to Section 4.5.1 or 4.5.2 with respect to sales of such Type I or Type II Licensed Product in such country. Notwithstanding the above, (a) the royalty payments to Harvard with respect to a Licensed Product that is the subject of an offset under this Section 4.5.3 may not be reduced by more than [* * *] of the amount otherwise due with respect to such Type I or Type II Licensed Product, (b) the offset that Licensee is entitled to make against royalty payments due to Harvard may not be greater than any offset that Licensee or a Sublicensee, as applicable, is entitled to make against royalty payments due to a third party licensee on account of royalty payments made under or by virtue of this Agreement and (c) in the event that a Sublicensee is required to obtain a license from a third party as described above, the percentage offset that Licensee is entitled to make against royalty payments due to Harvard with respect to Net

80198190_1

Sales by such Sublicensee may not be greater than any percentage offset that such Sublicensee actually makes against royalty payments due to Licensee with respect to such Net Sales.
4.5.4 Bad Debt. If, after exercising good faith, commercially reasonable collection efforts, Licensee is unable to collect any amount related to the sale, lease or other transfer of Licensed Products and/or related to the performance of Licensed Services for which it has previously paid royalties hereunder, Licensee shall be entitled to deduct any royalty previously paid with respect to such uncollected amount from the royalty payment due by Licensee in the next Calendar Quarter, which deduction shall be set forth in the corresponding report under Section 5.1 below. If, at any time after such deduction Licensee does collect any of such amounts, such collected amounts shall be included as Net Sales or Service Income in the Calendar Quarter in which they are collected and Licensee shall pay Harvard royalties thereon accordingly.
4.6 Non-Royalty Sublicense Income. As partial consideration for the licenses granted hereunder. Licensee shall pay Harvard an amount equal to [* * *] of all Non-Royalty Sublicense Income. Notwithstanding the foregoing, if a Sublicense is part of a transaction in which [* * *] to be attributed to the Sublicense as part of the overall transaction. In such event, the amount payable to Harvard under this Section 4.6 with respect to Non-Royalty Sublicense Income received in connection with such transaction shall be determined by the following equation:
(x)(y) [* * *] = A
where:
(x) is the [* * *];
(y) is the [* * *];

and A is the amount to be paid to Harvard.
4.7 No Multiple Payments. Only a single royalty shall be due and payable by Licensee under this Agreement with respect to a Licensed Product or Licensed Service regardless of whether the Licensed Product or Licensed Service is covered by more than one Valid Claim.

5.	Reports; Payments; Records.
5.1 Reports and Payments.
5.1.1 Reports. Within sixty (60) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales or Service Income are generated or Non-Royalty Sublicense Income is received, Licensee shall deliver to Harvard a report containing

80198190_1

the following information (in each instance, with a Licensed Product-by-Licensed Product and Licensed Service-by-Licensed Service breakdown):
5.1.1.1 the number of units of Licensed Products sold, leased or otherwise transferred by Licensee, its Affiliates and Sublicensees for the applicable Calendar Quarter (with a breakdown by type of Licensed Products - i.e., Type I Licensed Products and Type II Licensed Products);
5.1.1.2 the gross amount invoiced for Licensed Products sold, leased or otherwise transferred by Licensee, its Affiliates and Sublicensees during the applicable Calendar Quarter (with a breakdown by type of Licensed Products) and Licensed Services performed;
5.1.1.3 a calculation of Net Sales and Service Income for the applicable Calendar Quarter, including an itemized listing of applicable deductions;
5.1.1.4 a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter and amounts received from Sublicenses that Licensee excluded from Non-Royalty Sublicense Income pursuant to Section 1.14 (a) - (f); and
5.1.1.5 the total amount payable to Harvard in U.S. Dollars in Net Sales, Service Income, and Non-Royalty Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion.
Each such report shall be certified on behalf of Licensee by its Chief Financial Officer, President or Chief Executive Officer as true, correct and complete in all material respects. If no amounts are due to Harvard for a particular Calendar Quarter, the report shall so state.
5.1.2 Payment. Within sixty (60) days after the end of each Calendar Quarter. Licensee shall pay Harvard all amounts due with respect to Net Sales, Service Income, and Non- Royalty Sublicense Income for the applicable Calendar Quarter.

5.2 Payment Currency. All payments due under this Agreement shall be payable in U.S. Dollars. Conversion of foreign currency to U.S. Dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments shall be without deduction of exchange, collection or other charges.
5.3 Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used or sold and Licensed Services that are performed under this Agreement, any amounts payable to Harvard in

80198190_1

relation to such Licensed Products and Licensed Services, and all Non-Royalty Sublicense Income received by Licensee, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 5.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least five (5) years after the conclusion of that Calendar Quarter, during which time Harvard shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 5.3 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited entity shall bear the full cost of such audit. Harvard may exercise its rights under this Section 5.3 only once every year per audited entity and only with reasonable prior notice to the audited entity.
5.4 Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement shall bear interest at the lower of (a) one and one half percent (1.5%) per month and (b) the maximum rate allowed by law. Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way. Harvard’s right to exercise any other remedies Harvard may have as a consequence of the lateness of any payment.
5.5 Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.
5.6 Withholding and Similar Taxes. All amounts to be paid to Harvard pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

6.	Intellectual Property.

6.1 Title. The entire right, title and interest in the Patent Rights and Harvard Technology Transfer Materials shall be owned solely by Harvard.

80198190_1

6.2 Patent Filing, Prosecution and Maintenance.
6.2.1 Patent Rights. Harvard shall be responsible for the preparation, filing, prosecution, protection and maintenance of and, subject to Licensee meeting its payment obligations under Section 6.2.3, shall prepare, file, prosecute, protect and maintain all Patent Rights, using patent counsel reasonably acceptable to Licensee. With respect to Patent Rights, Harvard shall: (a) use independent patent counsel reasonably acceptable to Licensee and instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (b) give Licensee an opportunity to review’ the text of each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; (e) keep Licensee advised of the status of actual and prospective patent filings; and (f) provide advance copies of any papers related to the filing, prosecution, protection and maintenance of such patent filings. Harvard shall give Licensee the opportunity to provide comments on and make requests of Harvard concerning the preparation, filing, prosecution, protection and maintenance of the Patent Rights, and shall consider such comments and requests in good faith.
6.2.2 Past Expenses. Within thirty (30) days after its receipt of an invoice from Harvard, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard through the end of the last full Calendar Quarter before the Original Effective Date (the “Past Expense Period”) with respect to the preparation, filing, prosecution, protection and maintenance of the Patent Rights.
6.2.3 Future Expenses. Subject to Section 6.2.4 below, within thirty (30) days after its receipt of each invoice from Harvard, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses inclined by Harvard pursuant to Section 6.2.1, including those incurred between the end of the Past Expense Period and the Original Effective Date.
6.2.4 Abandonment. Should Licensee decide that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patent Rights in a country (“Abandoned Patent Rights”), Licensee shall provide Harvard with prompt written notice of such election. Ninety (90) days after receipt of such notice by Harvard, Licensee shall be released from its obligation to reimburse Harvard for the expenses incurred thereafter as to such Abandoned Patent Rights. In the event of Licensee’s abandonment of any Patent Rights, Harvard may terminate (at any time upon written notice) the license granted to Licensee hereunder with respect to such Abandoned Patent Rights. In such case, Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights and the claims of such Abandoned Patent Rights shall cease to constitute

80198190_1

Valid Claims. Harvard shall then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties.
6.2.5 Small Entity Designation. If Licensee, its Affiliates, any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the term of this Agreement ceases to qualify, as an entity entitled to pay lesser fees as provided by the USPTO (i.e., a “small entity”) or the patent office of any other country. Licensee shall so notify Harvard immediately, in order to enable Harvard to comply with regulations regarding payment of fees with respect to Patent Rights.
6.2.6 Marking. Licensee, its Affiliates and Sublicensees shall mark all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products arc shipped or in which such products are sold.

7.	Enforcement of Patent Rights.
7.1 Notice. In the event either party becomes aware of any possible or actual infringement of any Patent Rights relating to Licensed Products or a Licensed Service that are not solely within the scope of rights granted to a third party under Section 2.5 (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.
7.2 Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Harvard and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, or if Licensee’s license to a Valid Claim in the suit terminates, Harvard may elect to take control of the action pursuant to Section 7.3. Should Licensee elect to bring suit against an infringer and Harvard is joined as party plaintiff in any such suit, Harvard shall have the right to approve the counsel selected by Licensee to represent Licensee and Harvard, such approval not to be unreasonably withheld. The expenses of such suit or suits that Licensee elects to bring, including any expenses of Harvard reasonably incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Harvard free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees.

80198190_1

Licensee shall not compromise or settle such litigation without the prior written consent of Harvard, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Harvard shall receive an amount equal to twenty percent (20%) of such funds and the remaining eighty percent (80%) of such funds shall be retained by Licensee.
7.3 Suit by Harvard. If Licensee does not lake action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by Harvard of the existence of an Infringement, Harvard may elect to do so. Should Harvard elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Harvard to represent Harvard, such approval not to be unreasonably withheld. The expenses of such suit or suits that Harvard elects to bring, including any expenses of Licensee reasonably incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Harvard and Harvard shall hold Licensee free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Harvard shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event Harvard exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to twenty percent (20%) of such funds and the remaining eighty percent (80%) of such funds shall be retained by Harvard.
7.4 Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other party for Infringement.
7.5 Cooperation. Each party agrees to cooperate fully in any action under this Article 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.
7.6 Standing. If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of

80198190_1

the requesting party. If either party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.
7.7 Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Harvard in writing and Harvard may elect, upon written notice to Licensee within thirty (30) days after Harvard receives notice of the commencement of such action, to take over the sole defense of the invalidity or unenforceability aspect of the action at its own expense and shall reasonably consider all comments of Licensee concerning such action.

8.	Warranties; Limitation of Liability.
8.1 Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products and the performance of Licensed Services. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all United States export control laws and regulations.
8.2 No Warranty.
8.2.1 NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY HARVARD THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.
8.2.2 HARVARD MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR USE OF THE HARVARD TECHNOLOGY TRANSFER MATERIALS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT OR THE PRACTICE OF ANY LICENSED METHOD, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.
8.2.3 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER

80198190_1

OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WI TH RESPECT TO ANY AND ALL OF THE FOREGOING.
8.3 Limitation of Liability.
8.3.1 Except with respect to Licensee’s indemnification obligations under Article 9, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

8.3.2 Harvard’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter shall not exceed the amounts paid to Harvard under this Agreement.

9.	Indemnification.
9.1 Indemnity.
9.1.1 Licensee shall indemnify, defend and hold harmless Harvard and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) by or owed to a third party (collectively, “Claims”), based upon, arising out of, (a) practice by Licensee, its Affiliates and Sublicensees of the Patent Rights or (b) the development, manufacture, distribution, sale or use of Licensed Products or the performance of Licensed Services, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement; provided, however, that the above indemnification shall not apply to any Claim to the extent that it is directly attributable to the gross negligence or intentional misconduct of any Indemnitee.
9.1.2 Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Any Indemnitee seeking indemnification hereunder shall promptly notify Licensee of such Claim;

80198190_1

provided, however, that failure to so notify Licensee will relieve Licensee from liability for indemnification only if and to the extent Licensee did not otherwise promptly learn of such Claim and such failure results in additional costs, expenses or liability of Licensee or the inability to defend any such Claim under Section 9.1. The Indemnitees shall provide Licensee, at Licensee’s expense, with reasonable assistance and full information with respect to such Claim and give Licensee sole control of the defense or settlement of any Claim for which Licensee acknowledges full responsibility under this Section 9.1; provided, however, that (a) Licensee shall not settle any such Claim which will adversely impact Harvard’s interest in the Patent Rights, admit any liability on the part of an Indemnitee or impose any obligations on any Indemnitee without the prior written consent of Harvard, which consent shall not be unreasonably withheld, and (b) any Indemnitee shall have the right to retain its own counsel, at the expense of Licensee, if representation of such Indemnitee by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Notwithstanding the foregoing, in no event shall Licensee be required to pay the expenses of more than one counsel for the Indemnitees in addition to counsel retained by Licensee. Licensee agrees to keep Harvard informed of the progress in the defense and disposition of such claim, suit or action and to consult with Harvard with regard to any proposed settlement. Notwithstanding the foregoing, Licensee shall have no obligations for any Claim if the Indemnitee seeking indemnification makes any admission, settlement or other communication regarding such Claim without the prior written consent of Licensee, in its sole discretion.
9.2 Insurance.
9.2.1 Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) or any Licensed Service is being performed by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $5,000,000 per incident and $5,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $3,000,000 per incident and $3,000,000 annual aggregate, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification under this Agreement.
9.2.2 If Licensee elects to self-insure all or part of the limits described above in Section 9.2.1 (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Harvard and the Risk Management Foundation

80198190_1

of the Harvard Medical Institutions, Inc. in their commercially reasonable discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit o! Licensee’s liability with respect to its indemnification under this Agreement.
9.2.3 Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard. Licensee shall provide Harvard with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within thirty (30) days after such notice, Harvard shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.
9.2.4 Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold or any Licensed Service is being performed by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than five (5) years.

10.	Term and Termination.
10.1 Term. The term of this Agreement shall commence on the Original Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect on a Licensed Product by Licensed Product, Licensed Service by Licensed Service and country by country basis until the expiration of the last to expire Valid Claim.
10.2 Termination.
10.2.1 Termination Without Cause. Licensee may terminate this Agreement upon ninety (90) days prior written notice to Harvard, as to Type I or Type II Licensed Products, or as to both. All rights and licenses granted herein shall survive such termination as to the type of Licensed Product that is not terminated. In the event of a termination with respect to Type II Licensed Products, Licensee’s obligations under Sections 4.4, 4.5.2, 4.6 and Articles 5 and 9 shall survive such termination with respect to Type II Licensed Products that were identified or discovered through the use of a Licensed Method, which use was made prior to such termination.
10.2.2 Termination for Patent Challenge. Harvard may terminate this Agreement immediately, as to Type I or Type II Licensed Products or both, upon written notice to Licensee if Licensee commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights. All rights and licenses granted herein shall survive such termination as to the Licensed Product that is not terminated.

80198190_1

10.2.3 Termination for Default.
10.2.3.1 Subject to Section 3.4, in the event that cither party commits a material breach of its obligations under this Agreement and fails to cure that breach within ninety (90) days after receiving written notice thereof, the other party may terminate this Agreement in its entirety immediately upon written notice to the party in breach; provided, however, that in the event that Licensee has materially breached its obligations under this Agreement (such as a failure to achieve an applicable Development Milestone without availing itself of any aspect of the procedure set forth in Section 3.4) solely with respect any given Type I Licensed Product and not with respect to any Type II Licensed Products, then Harvard shall consider in good faith, but in its sole discretion, terminating only the rights and licenses granted herein with respect to Type I Licensed Products, and either leaving as is or converting to non-exclusive the rights and licenses granted herein with respect to Type II Licensed Products and Licensed Services.
10.2.3.2 If Licensee defaults in its obligations under Section 9.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Harvard may terminate this Agreement immediately without notice or additional waiting period.
10.2.4 Bankruptcy. Harvard may terminate this Agreement upon notice to Licensee if Licensee becomes judicially declared insolvent, is adjudged bankrupt, applies for judicial or extra judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.
10.3 Effect of Termination.
10.3.1 Termination of Rights. Upon termination of this Agreement in whole or in part by either party pursuant to any of the provisions of Sections 3.4 or 10.2: (a) the rights and licenses granted to Licensee under Article 2 with respect to the terminated Licensed Products and/or Licensed Services, as applicable, shall terminate and, in the event that the Agreement is terminated in whole, all rights in and to and under the Patent Rights shall revert to Harvard; and (b) any existing agreements that contain a Sublicense with respect to the terminated Licensed Products shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Licensee such that Licensee would have the right to terminate such Sublicense, such Sublicensee shall have the right to obtain a license from Harvard

80198190_1

on the same terms and conditions as set forth herein, which shall not impose any representations, warranties, obligations or liabilities on Harvard that arc not included in this Agreement provided that (a) the scope of the license granted directly by Harvard to such Sublicensee shall be co-extensive with the scope of the license granted by Licensee to such Sublicensee, (b) if the Sublicense granted to such Sublicensee was non-exclusive, such Sublicensee shall not have the right to participate in the prosecution or enforcement of the Patent Rights under the license granted to it directly by Harvard and (c) if there are more than one Sublicensee, each Sublicensee that is granted a direct license shall be responsible for a pro rata share of the reimbursement due under Section 6.2.3 of this Agreement (based on the number of direct licenses under the Patent Rights in effect on the date of reimbursement).
10.3.2 Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Harvard pursuant to Section 10.2.2, 10.2.3 or 10.2.4), Licensee, its Affiliates and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to Harvard in accordance with Article 4, provide reports and audit rights to Harvard pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2.
10.4 Survival. The parties’ respective rights, obligations and duties under Articles 5, 9 and 10 and Section 4.5.2, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 4.6 with respect to Sublicenses granted prior to termination of the Agreement shall survive termination.

11.	Miscellaneous.
11.1 Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14(i) or any successor rule or regulation. Upon Licensee’s request. Harvard agrees to make reasonable efforts to assist Licensee in obtaining a waiver of the requirements imposed by such rules or regulations.
11.2 Security Interest. If Licensee enters into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein (“Security Agreement”), and there occurs a default under the terms of

80198190_1

such Security Agreement, if such default is not cured within any applicable cure period that may be provided under such Security Agreement, and any such third party takes any action under the Security Agreement to take title to the secured property, such action shall be deemed a default under this Agreement and be subject to the terms of Section 10.2.3.
11.3 Use of Name. Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use the name or insignia of Harvard or the name of any of Harvard officers, faculty, other researchers or students, or any adaptation of such names, in any advertising, promotional or sales literature, including without limitation any press release or any document employed to obtain funds, without the prior written approval of Harvard. This restriction shall not apply to any information required by law to be disclosed to any governmental entity.
11.4 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.
11.5 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, overnight delivery or certified mail, return receipt requested, to the following addresses, unless the parties arc subsequently notified of any change of address in accordance with this Section 11.5:

If to Licensee:	Genocea Biosciences, Inc. Cambridge Discovery Park 100 Acorn Park Drive, 5th Floor Cambridge, Massachusetts 02140

Attn: President

If to Harvard:	Office of Technology Development Harvard University Holyoke Center 727 1350 Massachusetts Avenue Cambridge, Massachusetts 02138 Attn.: Chief Technology Development Officer

Any notice shall be deemed to have been received as follows: (a) by personal delivery, upon receipt; (b) by facsimile or overnight delivery, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to (lie same address.

80198190_1

11.6 Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the Parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.
11.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.
11.8 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.
11.9 Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.
11.10 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.
11.11 No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.
11.12 Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any of its Affiliates, to any purchaser of all or substantially all of its assets or the

80198190_1

portion of its business to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 11.12 shall be null and void and of no legal effect.
11.13 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including, without limitation, fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.
11.14 Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.
11.15 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

[Signature Page Follows]

80198190_1

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College	Genocea Biosciences, Inc.

By: /s/ Cristin L. Rothfuss___________	By: /s/ Chip Clark _________

Name: Cristin L. Rothfuss ___________	Name: Chip Clark _______________

Title: Director of Technology Transactions - Office of Technology Development - Harvard University	Title: President and CEO _____

80198190_1